Exhibit 23.2
Consent of Independent Petroleum Engineers and Geologists

We consent to the incorporation by reference in the registration statements (No. 033-54084, 333-39299, 333-108162, 333-118976, 333-143203, 333-143204, 333-158922, 333-177825, 333-191878, 333-205728, 333-217605) on Form S-8 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated January 24, 2019 in the Annual Report on Form 10-K for the year ended December 31, 2018, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 19, 2019